Exhibit 99.1

Angeion Corporation 350 Oak Grove Parkway St. Paul, MN 55127 USA Telephone: (651) 484-4874 Facsimile: (651) 484-4826

FOR IMMEDIATE RELEASE

Angeion Corporation Reports Fiscal 2009 Third-Quarter Results
(Quarter Ended July 31, 2009)

Highlights

▪	Cash increased to $10.6 million, up $919,000 from the second quarter
▪	Gross margin for the quarter rises to 54.4% from 51.6% a year ago
▪	Operating expense reduced by $110,000 from prior-year third quarter
▪	Pro-forma third-quarter cash basis net income positive at $303,000

ST. PAUL, Minn. — (August 26, 2009) — Angeion Corporation (NASDAQ: ANGN) today reported results for its fiscal third quarter ended July 31, 2009.

For the 2009 third quarter, Angeion posted a net loss of $173,000, or $0.04 per diluted share, on revenues of $6.2 million. This represents a sequential improvement from a 2009 second-quarter net loss of $225,000, or $0.05 per diluted share, also on revenues of $6.2 million. Compared to the prior year third quarter, which generated net income of $259,000, or $0.06 per diluted share, current-year earnings decreased $432,000, or $0.10 per diluted share, due to a $1.4 million decrease in revenues.

While third quarter 2009 revenues continued to feel the impact of the economic downturn and its on-going pressure on capital spending by hospitals and clinics, the Company was encouraged by a sequential improvement in sales between the second and third quarters of 2009, especially since the fiscal second quarter included three uncommonly large shipments which represented $663,000 of that quarter’s total volume. With respect to the fiscal third quarter, despite not having any atypical shipments such as those noted above, Angeion still delivered sequentially higher revenues for the period, as well as stronger gross margins (54.4% versus 53.2% in the 2009 second quarter).

Third-quarter revenue to international customers represented 20.8% of the total while on a year-to-date basis, international business accounted for 20.7% of total sales.

“Given the ongoing tough global economic conditions and continued pressures on capital spending facing hospitals and physician clinics, we are encouraged by our third-quarter results, achieving sequential quarterly sales gains,” said Rodney A. Young, Angeion’s President and Chief Executive Officer. “In recent quarters we’ve taken

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definitive actions to: sharply focus on closing each potential account sale; aggressively manage operating expenses; and, prioritize new product and business development activities. These initiatives are taking hold and producing positive results. We are on our way to realizing our longer-term growth prospects and executing our strategic priorities to bring a restoration of growth, profitability and shareholder value.”

For the nine months ended July 31, 2009, Angeion reported a net loss of $1.0 million, or $0.25 per diluted share, on revenues of $18.9 million. This compares to a net loss of $789,000, or $0.19 per diluted share, on revenues of $22.4 million for the 2008 nine- month period. Approximately $1.1 million of the 2009 nine-month decrease in revenue was due to the conclusion of a non-recurring clinical trial program in the prior year. Further, and as noted above, 2009 revenues were adversely affected by the economic downturn’s impact on capital spending by hospitals and clinics. Despite this $3.5 million nine-month revenue decline, Angeion experienced an increase in the net loss for the period of only $231,000, or $0.06 per diluted share. The Company was able to achieve this result through improved gross margin (53.0% in 2009 compared to 51.4% in 2008) and decreased operating expense in all categories except research and development which for the nine months ended July 31, 2009, totaled $2.2 million, up $335,000, or 17.7%, from prior-year levels. Exclusive of R&D, year-over-year operating expense fell by $1.7 million, or 16.5%, for the nine-month period.

On a pro-forma basis, Angeion reported improved net income sequentially for the fiscal 2009 third quarter. After adding back non-cash charges for depreciation, amortization and stock-based compensation expense, the Company generated $303,000 in pro-forma net income for the quarter. Angeion continues to believe that this pro-forma information is helpful in an analysis of its operating results by eliminating the non-cash items noted in the table below. A reconciliation of GAAP basis net loss to pro-forma net income follows:

(in $000s)	Q1 FY09	Q2 FY09	Q3 FY09	YTD
GAAP basis net loss	$(622)	$(225)	$(173)	$(1,020)
Depreciation and amortization	293	289	277	859
Stock-based compensation	182	183	199	564
Pro-forma net income/(loss)	$(147)	$247	$303	$403

As the table indicates, the Company has generated progressively improved results for each of the three quarters of 2009 despite the difficulties posed by the current economic climate. For the nine months ended July 31, 2009, the Company posted pro-forma net income of $403,000.

Angeion’s cash flow statement shows that the Company reported $1.0 million in positive operating cash flow in the fiscal 2009 third quarter, due largely to tight working capital management. On a year-to-date basis, Angeion generated $1.6 million in positive operating cash flow. Cash on hand at July 31, 2009, was $10.6 million, up from $9.6 million at the end of second quarter of 2009 and increased from $7.5 million at the end of the third quarter of last year. The Company has no debt. At quarter-end Angeion had $2.56 in cash per outstanding share.

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Looking Ahead
Said Young, “In today’s society approximately two-thirds of U.S. adults are overweight with nearly half that number classified as obese. Successfully addressing this crisis, both here and abroad, is a significant opportunity and challenge. Our New Leaf technologies provide personally tailored programs to help individuals not only lose weight but improve fitness and their overall health.”

According to Young, strategic partnerships are an important component of the New Leaf health optimization solution. Angeion is working with leading health clubs to deliver New Leaf Active Metabolic Training℠ assessments that create effective exercise and nutrition programs to achieve real results. Additionally the company has partnered with a number of innovative technologies that monitor progress both in real-time and through our eNewLeaf web portal to document compliance and outcomes. Earlier this year, Angeion launched iNewLeaf™ for the iPhone and iPod® Touch to transform it into a fitness monitoring and measurement tracker.

Said Young, “Going forward, it is our plan to become a principal player in providing health and wellness solutions by expanding New Leaf’s product and services offering to tackle the growing healthcare crisis.”

In the cardiorespiratory diagnostic systems market, Angeion’s sales and marketing efforts remain strong. As recently noted, the company’s MedGraphics brand diagnostic products are in 37 of the top 40 cardiorespiratory medical centers in the United States, according to U.S. News & World Report. Angeion plans to leverage this distinguished list of customers as an entry to other medical centers and hospitals in the United States and around the world.

“Despite today’s challenging and competitive environment, we have initiatives in place to ensure we sustain Angeion’s market presence and we will be well positioned when capital budgets are fully reinstated,” said Young.

According to Young a number of recent highlights position Angeion well for long-term success.

▪

Angeion is actively embarking on a business development strategy with its New Leaf product line to approach the employee health management market with its line of Active Metabolic Training℠ products. According to industry sources, organizations with effective health and productivity practices significantly enhance financial performance and shareholder return. Angeion believes the employee health management market holds a number of key opportunities for future growth.

▪

During the third quarter the Company participated in a number of successful events including the American Thoracic Society International Conference, the American College of Sports Medicine Conference and the Drug Information Association trade meeting. Upcoming shows include: the European Society for Clinical Nutrition and Metabolism in Vienna, Austria (August 29 through

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September 1); and, the European Respiratory Society (ERS) also in Vienna, Austria (September 13 through 16). At both of these shows Angeion will display its broad line of MedGraphics products including the recently released CCM Express. At the ERS show, MedGraphics is previewing the all-new CPX Express. This compact, easy-to-use system is designed to meet the needs of all exercise specialists including those in the fields of cardiology and sports medicine. A formal product launch for the CPX Express is scheduled for October 2009.

▪	The Company recently launched a high-impact Web-based communications and training platform to improve the services Angeion provides customers with online training and conferencing capabilities.

Concluded Young, “We’re encouraged by the sequential quarter-over-quarter improvements that we’re achieving in our business. Marketplace conditions remain challenging, but we continue to focus on those activities that we can control, including expense management, prudently investing in product innovation and pursuing growth opportunities in our commercial fitness , medical and international markets.”

Investor Conference Call
Angeion will hold an investment community conference call today, Wednesday, August 26, 2009, beginning at 4:00 p.m. CDT. Rodney A. Young, President and CEO, and William J. Kullback, SVP and CFO, will review third-quarter performance and discuss the company’s strategies. To join the conference call, dial 1-877-941-2332 (international 1-480-629-9723) and provide the conference identification number 4126546 to the operator. A replay of the conference call will be available one hour after the call ends through 11:59 p.m. CDT on Wednesday, September 2, 2009. To access the replay, dial 1-800-406-7325 (international 1-303-590-3030) and enter passcode: 4126546#.

About Angeion Corporation
Founded in 1986, Angeion Corporation acquired Medical Graphics Corporation in December 1999. Medical Graphics develops, manufactures and markets non-invasive cardiorespiratory diagnostic systems that are sold under the MedGraphics (www.medgraphics.com) and New Leaf (www.newleaffitness.com) brand and trade names. These cardiorespiratory diagnostic systems have a wide range of applications in healthcare as well as health and fitness. The Company’s products are sold internationally through distributors and in the United States through a direct sales force that targets heart and lung specialists located in hospitals, university-based medical centers, medical clinics and physicians’ offices, pharmaceutical companies, medical device manufacturers, clinical research organizations, health and fitness clubs, personal training studios, and other exercise facilities. For more information about Angeion, visit www.angeion.com.

The discussion above contains forward-looking statements about Angeion’s future financial results and business prospects that by their nature involve substantial risks and uncertainties. You can identify these statements by the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “project,” “intend,” “plan,” “will,” “target,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or business plans or prospects.

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Our actual results may differ materially depending on a variety of factors including: (1) national and worldwide economic and capital market conditions; (2) continuing cost-containment efforts in our hospital, clinics, and office market; (3) our ability to successfully operate our business, including our ability to develop, improve, and update our cardiorespiratory diagnostic products and successfully sell these products under the MedGraphics and New Leaf brand names into existing and new markets; (4) our ability to maintain our cost structure at a level that is appropriate to our near to mid-term revenue expectations and that will enable us to increase revenues and profitability as opportunities develop; (5) our ability to achieve constant margins for our products and consistent and predictable operating expenses in light of variable revenues from our clinical research customers; (6) our ability to effectively manufacture and ship products in required quantities to meet customer demands; (7) our ability to expand our international revenue through our distribution partners and our Milan, Italy representative branch office; (8) our ability to successfully defend ourselves from product liability claims related to our cardiorespiratory diagnostic products and claims associated with our prior cardiac stimulation products; (9) our ability to defend our intellectual property; (10) our ability to develop and maintain an effective system of internal controls and procedures and disclosure controls and procedures; and (11) our dependence on third-party vendors.
Additional information with respect to the risks and uncertainties faced by the Company may be found in, and the above discussion is qualified in its entirety by, the other risk factors that are described from time to time in the Company’s Securities and Exchange Commission reports, including the Annual Report on Form 10-K for the year ended October 31, 2008.

Contact:	William J. Kullback, SVP & Chief Financial Officer, (651) 766-3492

-- Financials Follow --

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ANGEION CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations
(unaudited, in thousands except per share amounts)

	Three Months Ended July 31,		Nine Months Ended July 31,
	2009	2008	2009	2008
Revenues
Equipment and supply sales	$5,416	$6,508	$16,381	$19,545
Service revenues	816	1,090	2,489	2,879

	6,232	7,598	18,870	22,424
Cost of revenues

Cost of equipment and supplies	2,751	3,569	8,610	10,530

Cost of service revenue	92	112	264	363

	2,843	3,681	8,874	10,893

Gross margin	3,389	3,917	9,996	11,531

Operating expenses:

Selling and marketing	1,688	1,977	5,101	6,660

General and administrative	979	945	3,131	3,312

Research and development	710	565	2,226	1,891

Amortization of intangibles	182	182	546	546
	3,559	3,669	11,004	12,409

Operating income / (loss)	(170)	248	(1,008)	(878)
Interest income	6	32	10	137

Income / (loss) before taxes	(164)	280	(998)	(741)
Provision for taxes	9	21	22	48

Net income / (loss)	$(173)	$259	$(1,020)	$(789)

Earnings / (loss) per share - basic
Net income / (loss) per share	$(0.04)	$0.06	$(0.25)	$(0.19)

Earnings / (loss) per share - diluted
Net income / (loss) per share	$(0.04)	$0.06	$(0.25)	$(0.19)

Weighted average common shares outstanding
Basic	4,121	4,090	4,114	4,090
Diluted	4,121	4,150	4,114	4,090

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ANGEION CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
July 31, 2009 and October 31, 2008
(in thousands except share and per share data)

	July 31, 2009	October 31, 2008
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$10,559	$9,047
Accounts receivable, net of allowance for doubtful accounts of $173 and $283, respectively	4,194	5,446
Inventories, net of obsolescence reserve of $646 and $597, respectively.	4,705	5,143
Prepaid expenses and other current assets	219	292
Total current assets	19,677	19,928

Property and equipment, net of accumulated depreciation of $3,213 and $2,897, respectively	757	937
Intangible assets, net	1,580	2,100
Total Assets	$22,014	$22,965

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,365	$1,544
Employee compensation	1,071	1,288
Deferred income	1,502	1,531
Warranty reserve	153	157
Other current liabilities and accrued expenses	344	380
Total current liabilities	4,435	4,900

Long-term liabilities:
Long-term deferred income	676	789
Total Liabilities	5,111	5,689

Shareholders’ equity:
Common stock, $0.10 par value, authorized 25,000,000 shares, 4,378,873 and 4,166,457 shares issued and 4,123,538 and 4,091,790 shares outstanding in 2009 and 2008, respectively	412	409
Additional paid-in capital	21,600	20,956
Accumulated deficit	(5,109)	(4,089)
Total shareholders’ equity	16,903	17,276
Total Liabilities and Shareholders’ Equity	$22,014	$22,965

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ANGEION CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(unaudited, in thousands)

	Nine Months Ended July 31,
	2009	2008
Cash Flows From Operating Activities:
Net loss	$(1,020)	$(789)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	859	896
Stock-based compensation	564	347
Increase in inventory obsolescence reserve	49	333
Increase/(decrease) in allowance for doubtful accounts	(110)	55
Changes in operating assets and liabilities:
Accounts receivable	1,362	2,382
Inventories	389	(797)
Prepaid expenses and other current assets	73	27
Accounts payable	(179)	(441)
Employee compensation	(217)	(992)
Deferred income	(142)	(202)
Warranty reserve	(4)	(81)
Other current liabilities and accrued expenses	(36)	(34)
Net cash provided by operating activities	1,588	704

Cash Flows From Investing Activities:
Purchase of property and equipment and intangible assets	(159)	(168)
Net cash used in investing activities	(159)	(168)

Cash Flows From Financing Activities:
Proceeds from issuance of common stock under employee stock purchase plan	20	20
Proceeds from the exercise of stock options	63	—
Net cash provided by financing activities	83	20

Net increase in cash and cash equivalents	1,512	556

Cash and cash equivalents at beginning of period	9,047	6,908

Cash and cash equivalents at end of period	$10,559	$7,464

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